SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
POSSIS MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-0783184

(State of incorporation or organization)	(IRS Employer Identification No.)

9055 Evergreen Boulevard NW, Minneapolis, MN	55433-8003

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered
Preferred Stock Purchase Rights	The NASDAQ Global Market

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐	If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒
Securities Act registration statement file number to which this form relates:                      (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.
Item 2 Exhibits
SIGNATURE
EXHIBIT INDEX

Item 1. Description of Registrant’s Securities to be Registered.
     Reference is hereby made to the Registration Statement on Form 8-A filed by Possis Medical, Inc. (the “Company”) with the United States Securities and Exchange Commission (the “SEC”) on December 13, 1996, as amended on December 21, 2006, relating to the Amended and Restated Rights Agreement between the Company and Wells Fargo Bank, National Association (the “Rights Agent”), originally dated as of December 12, 1996, and amended and restated as of December 23, 2006 (the “Rights Agreement”). Such Forms 8-A12G and 8-A12G/A are hereby incorporated by reference herein.
     On February 11, 2008, the Company announced that it had entered into an Agreement and Plan of Merger, dated as of February 11, 2008 (the “Merger Agreement”), with MEDRAD, Inc. (“MEDRAD”) and Phoenix Acquisition Corp. (“Phoenix”). In connection with the execution of the Merger Agreement, on February 11, 2008, the Company and the Rights Agent entered into Amendment No. 1 (“Amendment No. 1”) to the Rights Agreement, which (i) amends Section 1 of the Rights Agreement to exclude MEDRAD and Phoenix from the definition of “Acquiring Person” and (ii) amends Section 3(a) of the Company’s Rights Agreement so that the adoption, approval, execution, delivery, public announcement and consummation of the transactions contemplated by the Merger Agreement will not cause the Rights (as defined in the Rights Agreement) to become exercisable or cause the occurrence of a Distribution Date (as defined in the Rights Agreement), a Triggering Event (as defined in the Rights Agreement) or a Shares Acquisition Date (as defined in the Rights Agreement). In addition, the Company’s board of directors has adopted resolutions designating the transactions contemplated by the Merger Agreement as a “Permitted Offer” under the Rights Agreement.
     The foregoing summary is qualified in its entirety by reference to Amendment No. 1, a copy of which is attached hereto as Exhibit 4.1 and incorporated herein by reference.
Item 2 Exhibits
4.1	Amendment No. 1 to Amended and Restated Rights Agreement, dated as of February 11, 2008, by and between the Company and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 11, 2008).

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

POSSIS MEDICAL INC.
Date: February 12, 2008	By:	/s/ Irving R. Colacci
		Name:	Irving R. Colacci
		Title:	Vice President, Legal Affairs and Human Resources, General Counsel and Secretary, and Chief Governance Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amendment No. 1 to Amended and Restated Rights Agreement, dated as of February 11, 2008, by and between the Company and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 11, 2008).